As filed with the United States Securities and Exchange Commission on August 1, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Registration Statement Under The Securities Act of 1933

DYNAMIC MATERIALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-0608431 (I.R.S. Employer Identification No.)

5405 Spine Road

Boulder, Colorado 80301
(303) 665-5700
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Dynamic Materials Corporation Employee Stock Purchase Plan

(Full title of the plan)

Richard A. Santa

Senior Vice President, CFO & Secretary

5405 Spine Road

Boulder CO 80301

(303) 604-3938
(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:
Garth B. Jensen, Esq.
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.05 par value per share	150,000 shares	$16.60	$2,409,000	$276.08

(1)         This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)         The offering price is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock on July 25, 2012, as reported on the Nasdaq Global Select Market.

FORM S 8 PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement registers 150,000 shares of the common stock (the “Common Stock”), par value $0.05 per share, of Dynamic Materials Corporation (the “Registrant”) issuable under the Dynamic Materials Corporation Employee Stock Purchase Plan (the “Plan”). The remaining 450,000 shares have been previously registered by Registration Statements on Form S-8, No. 333-115563, No. 333-58033 (deregistered by post-effective amendment following issuance of last share registered) and No. 333-54166 (deregistered by post-effective amendment following issuance of last share registered), which registration statements are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a.                                      The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 9, 2012, and quarter ended June 30, 2012, filed on July 31, 2012;

b.                                      The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed on May 1, 2012;

c.                                       The Registrant’s Current Report on Form 8-K filed on May 30 and June 26, 2012; and

d.                                      The description of the Registrant’s common stock contained in the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, filed on March 27, 2006, and any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.  We maintain liability insurance protecting us, as well as our directors and officers, against liability by reason of their being or having been directors or officers.

Our Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article XI of our bylaws provides that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law.

In addition, we have entered into indemnification agreements with each of our directors and officers under which we have indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being one of our directors or officers, and we maintain directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004).
4.2	Bylaws of the Registrant (incorporated by reference to the Registrant’s Quarterly report on Form 10-Q/A for the quarter ended March 31, 2004).
4.3	Form of Certificate representing shares of Common Stock of the Registrant (incorporated by reference from the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997).
5.1	Opinion of Bryan Cave LLP.*
10.1

Dynamic Materials Corporation Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s definitive proxy statement filed September 16, 2003, relating to the Registrant’s 2003 annual meeting of stockholders).

10.2	Amendment to Dynamic Materials Corporation Employee Stock Purchase Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on May 30, 2012).
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Bryan Cave LLP. (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page).*

*                 Filed herewith.

Item 9.  Undertakings

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:  paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 1st day of August, 2012.

DYNAMIC MATERIALS CORPORATION

By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial
Officer

POWER OF ATTORNEY

Each person whose signature appears below does hereby make, constitute and appoint Yvon Pierre Cariou, Kevin T. Longe and Richard A. Santa, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution to execute, deliver and file with the Securities and Exchange Commission, for and on his behalf, and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement with all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Yvon Pierre Cariou	President and Chief Executive Officer	August 1, 2012
Yvon Pierre Cariou	(Principal Executive Officer) and Director

/s/ Kevin T. Longe	Chief Operating Officer, Executive Vice	August 1, 2012
Kevin T. Longe	President and Director

/s/ Richard A. Santa	Senior Vice President and	August 1, 2012
Richard A. Santa	Chief Financial Officer (Principal
Financial and Accounting Officer)

/s/ Dean K. Allen	Chairman and Director	August 1, 2012
Dean K. Allen

Signatures	Title	Date

/s/ Robert A. Cohen	Director	August 1, 2012
Robert A. Cohen

/s/ James J. Ferris	Director	August 1, 2012
James J. Ferris

/s/ Richard P. Graff	Director	August 1, 2012
Richard P. Graff

/s/ Bernard Hueber	Director	August 1, 2012
Bernard Hueber

/s/ Gerard Munera	Director	August 1, 2012
Gerard Munéra

/s/ Rolf Rospeck	Director	August 1, 2012
Rolf Rospek